Exhibit 10.44

STRATEGIC ALLIANCE AGREEMENT

by and between

ZymoGenetics, Inc.

and

Serono S.A.

Effective Date: October 12, 2004

“[ * ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONTENTS

ARTICLE ONE Definitions and Terminology			1
1.1	Definitions		1
1.2	Terminology		1

ARTICLE TWO Coordination of the Alliance			2
2.1	Steering Committee		2
	2.1.1	Formation of Steering Committee	2
	2.1.2	Roles and Responsibilities	2
	2.1.3	Meetings and Communications	3
	2.1.4	Decision Making; Formalities	3
2.2	Research Leaders and Research Team		3
	2.2.1	Research Leaders; Appointment; Role and Responsibilities	3
	2.2.2	Formation of Research Team	4
	2.2.3	Roles and Responsibilities	4
	2.2.4	Meetings and Communications	5
	2.2.5	Decision Making; Formalities	5
2.3	Use of Third Party Intellectual Property; Reach Through Royalties		5

ARTICLE THREE Evaluation of Genes and Selection for Collaborative Research			5
3.1	Evaluation prior to Medical Hypothesis		5
	3.1.1	Parties’ Rights to Independently Evaluate	5
	3.1.2	ZGEN Core Genes	6
	3.1.3	Initial Transfer	6
3.2	Selection for Collaborative Research at Medical Hypothesis		6
	3.2.1	Notice of Medical Hypothesis to the Other Party and Novo	6
	3.2.2	Collaboration Election; Procedure	7
	3.2.3	No Collaboration Election Because ZGEN Does Not Wish to Perform Research	7
	3.2.4	No Collaboration Election Because Serono Does Not Wish to Perform Research	8
3.3	Expiration of the Evaluation Term		8

ARTICLE FOUR Collaborative Research Following a Collaboration Election			9
4.1	Guiding Principles		9
4.2	Efforts; Cooperation		9
4.3	Exchange of Technology		9
4.4	Research Plan and Budget		9
4.5	Shared Research Costs		9
	4.5.1	Cost Sharing Ratio	9
	4.5.2	Cap on Research Costs	10
	4.5.3	Quarterly Accounting and Reconciliation	10
4.6	Third Party Research Fees		10
4.7	Serono’s Right to Opt Out of Collaborative Research		11
4.8	ZGEN's Right to Opt Out of Collaborative Research		11

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4.9	Expiration of the Research Term		11

ARTICLE FIVE Option Rights			12
5.1	Option Rights		12
5.2	Procedure		12
5.3	Licenses to Third Parties		14
5.4	Terms of the Novo Agreement		14
5.5	Designation of U.S.A. Vendor		14

ARTICLE SIX Right of Negotiation for an [ * ] Agreement			15
6.1	Negotiation Right		15
6.2	Conduct of Negotiations		15

ARTICLE SEVEN Payment			16

ARTICLE EIGHT Records, Reporting, Payment and Audits			16
8.1	Form of Payment; Currency Conversion		16
8.2	Late Payment		16
8.3	Records		16
8.4	Audits		17
8.5	Payments Based on Audit Results		17
8.6	Withholding		17

ARTICLE NINE Licenses			17
9.1	License to Serono		17
9.2	License to ZGEN		18
9.3	Grant of Sublicenses and Use of Contractors		18
9.4	Licenses from Third Parties		18
9.5	[*]		19
9.6	No Other Rights		19
9.7	Use of Names, Trade Names and Trademarks		19

ARTICLE TEN Intellectual Property Ownership, Prosecution and Enforcement			20
10.1	Intellectual Property Ownership		20
10.2	Patent Contacts for Gene		20
10.3	Prosecution and Maintenance		20
	10.3.1	ZGEN IP	20
	10.3.2	Serono IP	20
	10.3.3	Joint Project Technology	20
	10.3.4	Patent Prosecution Party’s Efforts	21
10.4	Defense and Enforcement Actions		21

ARTICLE ELEVEN Confidentiality; Materials; Publicity			22
11.1	Confidentiality and Non-Use		22

[ * ]	Confidential Treatment Requested

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11.2	Exceptions		22
11.3	Permitted Disclosures		23
11.4	Materials; Permitted Uses		23
11.5	Publications		24
11.6	Obligations of Confidentiality to Third Parties		24

ARTICLE TWELVE Representations, Warranties and Covenants			24
12.1	Representations, Warranties and Covenants of Serono		24
	12.1.1	Organization and Good Standing	24
	12.1.2	Enforceability; Authority and No Current Conflicts	25
	12.1.3	Invention Agreements With Personnel	25
	12.1.4	No Future Conflicts	25
	12.1.5	Compliance With Laws	25
	12.1.6	Authority to License	25
12.2	Representations, Warranties and Covenants of ZGEN		25
	12.2.1	Organization and Good Standing	26
	12.2.2	Enforceability; Authority and No Current Conflicts	26
	12.2.3	Invention Agreements With Personnel	26
	12.2.4	No Future Conflicts	26
	12.2.5	Compliance With Laws	26
	12.2.6	Authority to License	27
12.3	Materials		27
12.4	Warranty Disclaimer		27
12.5	No Use in Humans		27

ARTICLE THIRTEEN Indemnification; Insurance			28
13.1	Indemnification		28
	13.1.1	Matters Covered	28
	13.1.2	Exclusions	28
13.2	Defense of Claims		28
	13.2.1	Provision of Attorney	28
	13.2.2	Notice	29
	13.2.3	Tender of Defense	29
	13.2.4	Assistance	29
13.3	Insurance		30

ARTICLE FOURTEEN Term and Termination			30
14.1	Term		30
14.2	Termination for Material Breach		30
14.3	Termination Upon Serono's Bankruptcy		30
14.4	No Termination Upon ZGEN's Bankruptcy		30
14.5	Termination of License With Respect to Contested Patent Rights		31
14.6	Consequences of Expiration and Termination		31
	14.6.1	Accrued Rights	32
	14.6.2	Surviving Provisions	32
	14.6.3	Cumulative Remedies	32

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ARTICLE FIFTEEN Dispute Resolution			32
15.1	Cooperative Decision Making		32
	15.1.1	General Rule	32
	15.1.2	Resolution by Senior Executives	32
	15.1.3	Escalation to CEOs	33
15.2	Review by CEOs		33
	15.2.1	Matters Referred to CEOs	33
	15.2.2	Resolution by CEOs	33
	15.2.3	Escalation to Arbitration	33
15.3	Arbitration		33
	15.3.1	Matters to be Arbitrated	33
	15.3.2	Venue, Rules and Applicable Law	33
	15.3.3	Composition of Tribunal	34
	15.3.4	Tribunal’s Jurisdiction	34
	15.3.5	Costs	34
	15.3.6	Continuing Performance	34
	15.3.7	Equitable Remedies	34
15.4	Matters to Proceed to Court		35

ARTICLE SIXTEEN General			35
16.1	Entire Agreement		35
16.2	No Drafting Party; Legal Counsel		35
16.3	Controlling Law		35
16.4	Notices		35
16.5	Force Majeure		36
16.6	Assignability		37
16.7	Amendments and Waivers		37
16.8	Severability		37
16.9	Counterparts		38
16.10	Relationship		38

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Medical Hypothesis Deliverables
Exhibit C	Research Costs - Cost Accounting Principles
Exhibit D	Financial Terms of Co-Development/Co-Promotion and License Agreement for Non-Core Gene
Exhibit E	Financial Terms of Exclusive License Agreement for Non-Core Gene
Exhibit F	Financial Terms of Co-Development/Co-Promotion and License Agreement for Core Gene
Exhibit G	Financial Terms of Exclusive License Agreement for Core Gene
Exhibit H	Lead Deliverables
Exhibit I	Target Deliverables
Exhibit J	Template Co-Development/Co-Promotion and License Agreement
Exhibit K	Template Exclusive License Agreement
Exhibit L	ZGEN Core Genes
Exhibit M	Non-Core Genes
Exhibit N	Excluded Genes
Exhibit O	Encumbered Genes

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STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement is made as of the Effective Date, October 12, 2004, by and between ZymoGenetics, Inc., a Washington corporation (“ZGEN”), and Serono S.A., a Swiss corporation (“Serono”).

RECITALS

A. Each party has an interest in the development of potential therapies for human diseases.

B. ZGEN has certain rights to the Genes and the Genes have potential therapeutic value.

C. ZGEN wishes to grant Serono, and Serono wishes to receive, the right, on the terms set forth herein:

(i) to evaluate the therapeutic value of proteins expressed by the Genes by performing research in pursuit of a Medical Hypothesis;

(ii) to perform research relating to a Gene for which a Medical Hypothesis is formed to gather information to support the designation of a Lead or Target related to the Gene, which research may be conducted in collaboration with ZGEN or by Serono on its own; and

(iii) to acquire rights for the development and commercialization of a Lead or Target for which Serono performed research.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE ONE

Definitions and Terminology

1.1 Definitions

In addition to other terms defined elsewhere in this Agreement, words and phrases with initial capitals shall have the meanings stated in Exhibit A.

1.2 Terminology

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” References to Articles, Sections, Subsections and paragraphs are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” mean under or pursuant to any provision of this Agreement. The Article and Section headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof. All references to dollars or $ are to the currency of the U.S.A. All references to time are to the time in Seattle, Washington, U.S.A.

ARTICLE TWO

Coordination of the Alliance

2.1 Steering Committee

2.1.1 Formation of Steering Committee

(a) The parties’ collaboration shall be governed by a steering committee (the “Steering Committee”). Each party shall appoint its representatives on the initial Steering Committee within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such appointment.

(b) The Steering Committee shall have a total of six (6) members. ZGEN and Serono shall each appoint three (3) members. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its appointee on the Steering Committee.

2.1.2 Roles and Responsibilities

The Steering Committee shall be responsible for:

(a) Review and approval of a Medical Hypothesis for a Gene.

(b) Review and approval of the Research Plan and Budget for a Gene.

(c) Monitoring the use of a Third Party’s intellectual property under Section 2.3.

(d) Designation of Leads and Targets and facilitating the exercise of Option Rights pursuant to Section 5.2, including determining whether a Lead or Target [ * ] licensed Lead or Target.

(e) Resolution of disputes occurring at the Research Team level or between the parties’ respective Patent Contacts.

The Steering Committee may, on its own initiative and at any time, act or reverse action, within the scope of the Research Team’s or Patent Contacts’ responsibilities.

[ * ]	Confidential Treatment Requested

2.1.3 Meetings and Communications

The Steering Committee shall meet at least semi-annually at mutually agreed upon times and locations. Unless otherwise agreed, the location of such meetings will alternate between the parties’ headquarters. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the parties. There shall be an agenda for each meeting of the Steering Committee, and written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting. Meeting minutes shall be submitted to the members of the Steering Committee. Each face-to-face meeting of the Steering Committee shall include a review and approval (or amendment) of minutes from the prior meeting and of all actions taken through interim communications.

2.1.4 Decision Making; Formalities

(a) All official actions, decisions or rulings of the Steering Committee under this Agreement must receive the approval of four (4) members either in writing (including by email or facsimile) or by vote at a meeting of the Steering Committee, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the Steering Committee.

(b) The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Steering Committee. If a decision cannot be made in accordance with this Section 2.1.4, either of the parties may institute the procedure described in Article Fifteen.

2.2 Research Leaders and Research Team

2.2.1 Research Leaders; Appointment; Role and Responsibilities

(a) Each party shall appoint its initial research leader to be responsible for the day to day coordination of the parties’ efforts under this Agreement (each a “Research Leader”) within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Research Leader.

(b) Subject to the Guiding Principles, the Research Leaders shall coordinate the parties’ efforts under this Agreement, including the performance of the parties’ respective Research Tasks. In particular the Research Leaders shall review and, subject to Sections 2.3 and 9.4, approve any proposed use of a Third Party’s products, materials or services in a Research Project, and the related costs and expenses as Research Costs, whether under an existing or a proposed new Third Party Agreement. The Research Leaders shall communicate with each other as often and by such media as they deem appropriate but in no case less than quarterly.

2.2.2 Formation of Research Team

(a) The Research Leaders shall form the initial research team to manage the research to be conducted hereunder (the “Research Team”) by the thirtieth (30th) day following their appointment as the Research Leaders.

(b) Those serving on the Research Team must be approved by the Steering Committee. The Research Team may have any number of members as may be approved by the Steering Committee. While the parties need not be equally represented in number of members on the Research Team, the Research Team will be co-led by the two (2) Research Leaders.

(c) The Research Leaders may form additional Research Teams for distinct Genes; provided that the individuals serving on the Research Team for a Gene may serve on the Research Team for one or more different Genes.

2.2.3 Roles and Responsibilities

(a) The Research Team shall coordinate the exchange of information pursuant to Section 3.1.3.

(b) The Research Team shall coordinate any interactions between the parties with respect to evaluation of Genes prior to Medical Hypothesis.

(c) Within ninety (90) days after a Collaboration Election, the Research Team shall prepare and submit to the Steering Committee for approval an initial Research Plan and Budget directed at gathering information relating to the Gene to support the designation of a Lead or Target. The initial Research Plan and Budget shall cover the remainder of the then current calendar year and the whole of the immediately following calendar year. As appropriate from time to time and not less often than annually, the Research Team shall prepare and submit to the Steering Committee for approval proposed updates and amendments to the Research Plan and Budget; provided that an update or amendment may not extend the Research Term for the Gene.

(d) Subject to the Guiding Principles, the Research Team shall under the direction of the Research Leaders plan the Research Tasks of the parties, establish and monitor timetables for the conduct of the Research Tasks, select entities or individuals, including Serono, ZGEN or Third Party contractors, to perform Research Tasks, and otherwise monitor compliance with the Research Plan and Budget.

(e) The Research Team shall periodically review the information gathered relating to a Gene to assess whether a Lead or Target may be designated and make recommendations to the Steering Committee promptly after the Research Team considers that a Lead or Target may be designated.

(f) Following a Collaboration Election with respect to a Gene, the Research Team shall submit to the Steering Committee a full written status report with respect to such Gene on a semi-annual basis during the Research Term. A status report shall cover the then-current status, the results achieved, the problems encountered and other pertinent material information relating to the designation of a Lead or Target related to such Gene.

2.2.4 Meetings and Communications

The Research Team shall meet as often as is deemed necessary by the Research Leaders but in no case less than quarterly. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the Research Leaders. There shall be an agenda for each meeting of the Research Team, and written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting. Meeting minutes shall be submitted to the members of the Research Team and the Steering Committee.

2.2.5 Decision Making; Formalities

All official actions, decisions or rulings of the Research Team under this Agreement must receive the approval of the two (2) Research Leaders, either in writing (including by email or facsimile) or by vote at a meeting of the Research Team, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the Research Team. In the absence of such mutual approval, either Research Leader may by formal written notice to the Steering Committee declare the existence of a dispute at the Research Team level and thereby request that such dispute be resolved by the Steering Committee.

2.3 Use of Third Party Intellectual Property; Reach Through Royalties

Neither party shall knowingly incur a financial obligation to a Third Party payable in connection with the subsequent development or sale of a therapeutic product related to a Gene whether by using the intellectual property of a Third Party in the evaluation of the protein expressed by the Gene or as part of the Research Project or otherwise without providing the Steering Committee with prior written notice. Unless the Steering Committee decides the costs and expenses are Research Costs, all costs and expenses shall be borne by the party incurring the obligation. If a party becomes aware of a financial obligation described in this Section 2.3 as to which no notice was provided to the Steering Committee, it shall notify the Steering Committee of the event promptly after it becomes aware thereof.

ARTICLE THREE

Evaluation of Genes and Selection for Collaborative Research

3.1 Evaluation prior to Medical Hypothesis

3.1.1 Parties’ Rights to Independently Evaluate

(a) During the Evaluation Term, each party may, in accordance with this Agreement and at its own cost and expense, evaluate the therapeutic utility of the proteins expressed by each Non-Core Gene using any research methods or tools that it deems appropriate. Subject to Section 3.1.2, only ZGEN may evaluate the ZGEN Core Genes.

(b) Subject to Section 3.2, the parties shall have no obligation to collaborate regarding the evaluation of the therapeutic utility of the protein expressed by any Gene.

(c) At least on a semi-annual basis via a meeting of the Research Leaders, each party shall keep the other apprised as to the status of its evaluation of the therapeutic utility of the proteins expressed by each Gene, in particular reporting any material results achieved, problems encountered and other pertinent material information. Such meetings shall take place by such means (in person, by videoconference or by telephone conference) and at such times and locations as mutually agreed by the Research Leaders. Written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting. In calendar year 2006, one such semi-annual meeting will occur during the third quarter.

3.1.2 ZGEN Core Genes

(a) ZGEN anticipates advancing the ZGEN Core Genes to Medical Hypothesis, at its sole cost and expense. Therefore, except as set forth in Subsection (b), Serono shall not evaluate the therapeutic utility of the proteins expressed by a ZGEN Core Gene during the Evaluation Term. [ * ].

(b) ZGEN may by written notice to Serono remove a Gene’s designation as a ZGEN Core Gene and allow Serono to evaluate the therapeutic utility of the proteins it expresses during the Evaluation Term.

3.1.3 Initial Transfer

Promptly following the Effective Date, the Research Team shall develop a plan whereby the parties shall disclose to each other ZGEN Enabling Technology and Serono Enabling Technology, respectively.

3.2 Selection for Collaborative Research at Medical Hypothesis

3.2.1 Notice of Medical Hypothesis to the Other Party and Novo

(a) Each party’s Research Leader shall provide prompt written notice to the other Research Leader when the party he or she represents has formed a Medical Hypothesis for a Gene. The notice shall summarize in writing the information relating to the Medical Hypothesis set forth in Exhibit B. The Research Leaders shall submit the notice to the Steering Committee for approval within [ * ] of receipt, and the Steering Committee shall consider the Medical Hypothesis within [ * ] thereafter and approve or give reasons for withholding approval of the Medical Hypothesis for the Gene.

[ * ]	Confidential Treatment Requested

(b) If ZGEN considers that a Medical Hypothesis exists for a Gene, ZGEN shall be free to [ * ]. If a Medical Hypothesis is acceptable [ * ] approved by the Steering Committee.

(c) ZGEN shall be responsible for all communications with Novo relating to [ * ]. Simultaneous with its communication to Novo, ZGEN will report to Serono all material information that is communicated by ZGEN to Novo relating to [ * ] disclosed in accordance with the Novo Agreement, as well as each Definitive Response or Extension Response [ * ] and notice of any extension of the option period under Section 4.3.3 of the Novo Agreement.

3.2.2 Collaboration Election; Procedure

(a) By the [ * ] after the later of the day on which:

(i) the Steering Committee approves a Medical Hypothesis for a Gene; and

(ii) ZGEN gives Serono notice of a Definitive Response for such Gene;

Serono shall indicate in writing whether it wishes to perform research relating to the Gene to gather information to support the designation of a related Lead or Target. [ * ] after receipt of a notice from Serono indicating a wish to perform research, ZGEN shall indicate in writing whether it wishes to collaborate in such research.

(b) All research relating to a Gene for which a Collaboration Election is made shall be conducted in accordance with Article Four.

3.2.3 No Collaboration Election Because ZGEN Does Not Wish to Perform Research

(a) If Serono (but not ZGEN) wishes to perform research relating to a Gene for which a Medical Hypothesis is approved to support the designation of a related Lead or Target, it may do so at its sole cost and expense during the Research Term. Serono shall submit to ZGEN a written status report on a semi-annual basis during the Research Term. A status report shall cover the then-current status, the results achieved, the problems encountered and other pertinent material information relating to the designation of a Lead or Target related to the Gene. Serono shall [ * ] to gather information relating to the Gene in order to support the designation of a related Lead or Target, [ * ]. During the Research Term, ZGEN will provide to Serono full and prompt disclosure of any new ZGEN Enabling Technology described in paragraph 76(a)(i) or to be transferred pursuant to paragraph 76(a)(iii) of Exhibit A, including any invention disclosures submitted to its patent department which disclose such new ZGEN Enabling Technology.

(b) If Serono subsequently exercises its Option Rights as to a Lead or Target related to a Gene for which it performed research without ZGEN under Subsection (a), the parties shall

[ * ]	Confidential Treatment Requested

enter into an Exclusive License Agreement with respect to such Lead or Target, i.e., ZGEN shall have no right to enter into a Co-Development/Co-Promotion and License Agreement with respect to such Lead or Target.

(c) Serono may terminate research relating to a Gene for which it performs research without ZGEN under Subsection (a) at any time before a Lead or Target related to the Gene is designated by giving ZGEN written notice, which shall be effective immediately upon receipt by ZGEN. On the effective date of Serono’s termination of research with respect to such Gene, the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

(d) If ZGEN believes that Serono has failed [ * ] with respect to the performance of research relating to a Gene as required by Subsection (a), ZGEN shall deliver a written notice to Serono stating that Serono has failed [ * ] and ZGEN’s reasons for such belief. Unless Serono earlier provides written notice disputing ZGEN’s assertion, effective on the [ * ] following Serono’s receipt of ZGEN’s notice, the parties shall have the Wind Down Rights and Obligations with respect to such Gene. If Serono timely provides notice of a dispute, then notwithstanding Section 15.4, such dispute shall be resolved in accordance with Sections 15.1 through 15.3, and, if such dispute is finally resolved in ZGEN’s favor, the parties shall have the Wind Down Rights and Obligations with respect to such Gene. If such dispute is finally resolved in Serono’s favor, Serono shall retain all its rights and obligations hereunder with respect to such Gene.

3.2.4 No Collaboration Election Because Serono Does Not Wish to Perform Research

If Serono does not wish to perform research relating to a Gene for which a Medical Hypothesis is approved to support the designation of a related Lead or Target, the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

3.3 Expiration of the Evaluation Term

If, on expiration of the Evaluation Term for a Gene, a Medical Hypothesis for the Gene has not been formed, either:

(a) Serono may exercise its Option Rights with respect to any potential Lead or Target related to the Gene (subject to, in the case of ZGEN Core Genes, the Cap) on the financial terms outlined as if such potential Lead or Target (as appropriate) related to the Gene met the stated criteria and had been designated; or

(b) the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

[ * ]	Confidential Treatment Requested

ARTICLE FOUR

Collaborative Research Following a Collaboration Election

4.1 Guiding Principles

The parties intend to conduct any research relating to a Gene for which a Collaboration Election is made in accordance with the following principles (“Guiding Principles”): joint governance, collaboration, joint decision-making, shared access and responsibility and shared opportunity.

4.2 Efforts; Cooperation

(a) Each party shall [ * ] gather information relating to a Gene for which a Collaboration Election is made in order to support the designation of a Lead or Target based on such Gene, including performing its Research Tasks in accordance with the Research Plan and Budget for the Gene.

(b) Each party shall cooperate with and provide reasonable support to the other party, as requested by the other party, in connection with the performance of its Research Tasks.

(c) Each party shall be responsible for the selection and supervision of its personnel who are assigned any Research Tasks pursuant to this Agreement.

4.3 Exchange of Technology

During the Research Term, Serono and ZGEN will each provide to the other party full and prompt disclosure of any new Serono Enabling Technology, ZGEN Enabling Technology or Project Technology Controlled by such party, including any invention disclosures submitted to its patent department which disclose such new Serono Enabling Technology, ZGEN Enabling Technology or Project Technology.

4.4 Research Plan and Budget

The Research Plan and Budget shall describe the Research Tasks and allocate them between the parties in accordance with the Guiding Principles.

4.5 Shared Research Costs

4.5.1 Cost Sharing Ratio

All Research Costs incurred during the Research Term and pursuant to the Research Plan and Budget shall be funded and borne [ * ] percent ([ * ]%) by Serono and [ * ] percent ([ * ]%) by ZGEN, regardless of which party is allocated, performs or incurs the cost of one or more of the relevant Research Tasks. Notwithstanding the foregoing, in the event [ * ], the amount of the Research Costs to be funded and borne by the parties pursuant to the Research Plan and Budget shall be [ * ] of the Research Costs [ * ].

[ * ]	Confidential Treatment Requested

4.5.2 Cap on Research Costs

The Research Plan and Budget for a Gene shall specify an annual maximum amount of Research Costs that may be incurred in connection with research on the Gene, subject to appropriate adjustment of such Research Plan and Budget by the Steering Committee from time to time. Neither party shall be obliged to incur or reimburse costs in excess of its cost sharing portion of such maximum amount of Research Costs.

4.5.3 Quarterly Accounting and Reconciliation

(a) Each party shall submit to the Research Leaders at least quarterly (or on such other schedule as may be determined by the Research Team) a written and itemized accounting of the expenditures, costs, and other resources actually devoted by such party to Research Tasks in accordance with the Research Plan and Budget since the last such accounting. The parties’ accountings shall be considered to be Information subject to the confidentiality restrictions of Article Eleven. The parties’ accountings will be reviewed and approved in whole or in part (and/or returned in whole or in part to a party for correction or adjustment prior to resubmission) by action of the Research Leaders within thirty (30) days of receipt. The Research Leaders will notify each party on a quarterly basis of the results of such reviews.

(b) To the extent that both parties’ accountings for prior expenditures, costs and other resources for the Research Plan and Budget are approved by the Research Leaders, the Research Leaders will direct by a quarterly invoice (with copies to both parties) that the party that has borne less than its share of the aggregate Research Costs shall reconcile the disparity by paying to the other party an amount sufficient to bring the respective amounts borne by each party, as of the end of the period covered by the accountings, back to the ratio set forth in Section 4.5.1. Any such invoice shall be payable by Serono or ZGEN, as the case may be, to the other party in accordance with Article Eight and within thirty (30) days after receipt of the invoice.

(c) The Research Costs shall be accounted for by each party in accordance with the cost accounting principles described in Exhibit C.

4.6 Third Party Research Fees

No Third Party Research Fees shall be allowable as part of the Research Costs borne by a party hereto except to the extent that the same are:

(a) payable by Serono under Section 9.4 (whether or not Subsection (b) of this Section 4.6 applies); or

[ * ]	Confidential Treatment Requested

(b) within the Research Plan and Budget and allowed by the Steering Committee under Section 2.3 or the Research Leaders under Section 2.2.1. All other Third Party Research Fees, if any, shall be borne solely by the party hereto (or its Affiliate) that is party to the applicable Third Party Agreement.

4.7 Serono’s Right to Opt Out of Collaborative Research

Serono may opt out of research relating to a Gene for which a Collaboration Election was made at any time before a Lead or Target related to the Gene is designated by giving ZGEN written notice, which shall be effective [ * ] after receipt by ZGEN. On the effective date of Serono’s opt out with respect to such Gene:

(a) Serono’s obligation to contribute to future Research Costs shall cease. However, Serono shall continue to be responsible for its pro rata share of Research Costs incurred during the [ * ] period prior to the effective date of its opt out in accordance with the Research Plan and Budget in effect on the date the opt out notice was given.

(b) The parties shall have the Wind Down Rights and Obligations.

4.8 ZGEN’s Right to Opt Out of Collaborative Research

ZGEN may opt out of research relating to a Gene for which a Collaboration Election was made at any time before a Lead or Target related to the Gene is designated by giving Serono written notice, which shall be effective [ * ] after receipt by Serono. On the effective date of ZGEN’s opt out with respect to such Gene:

(a) ZGEN’s obligation to contribute to future Research Costs shall cease. However, ZGEN shall continue to be responsible for its pro rata share of Research Costs incurred during the [ * ] period prior to the effective date of its opt out in accordance with the Research Plan and Budget in effect on the date the opt out notice was given.

(b) If Serono subsequently exercises its Option Rights as to the Lead or Target related to such Gene, the parties shall enter into an Exclusive License Agreement with respect to such Lead or Target, i.e., ZGEN shall have no right to enter into a Co-Development/Co-Promotion and License Agreement with respect to such Lead or Target.

4.9 Expiration of the Research Term

If, on expiration of the Research Term for a Gene, a Lead or Target related to the Gene has not been designated, either:

(a) Serono may exercise its Option Rights with respect to any potential Lead or Target related to the Gene (subject to, in the case of ZGEN Core Genes, the Cap) on the financial terms outlined as if such potential Lead or Target (as appropriate) related to the Gene met the stated criteria and had been designated; or

[ * ]	Confidential Treatment Requested

(b) the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

ARTICLE FIVE

Option Rights

5.1 Option Rights

Subject to:

(a) the terms of this Agreement, including, in the case of ZGEN Core Genes, the Cap; and

(b) the rights of Novo under the Novo Agreement and License Agreements entered into pursuant thereto in accordance with Section 5.4,

Serono shall have exclusive rights (“Option Rights”) to acquire rights and licenses to any Lead or Target that has been designated during the Research Term or any potential Lead or Target described in Sections 3.3 or 4.9. ZGEN will not grant any rights or licenses under the ZGEN IP to any such Lead or Target unless Serono has not exercised its Option Rights with respect to such Lead or Target and such Option Rights have expired. The procedure for the exercise of these Option Rights is set forth in Section 5.2 below.

5.2 Procedure

(a) Once sufficient information with respect to a Gene has been generated to support the designation of a Lead or Target, the Research Team or, if Serono is performing research on the Gene alone under Section 3.2.3, Serono will summarize in writing all available information relating to a putative Lead or Target and submit it to the Steering Committee for approval, and the Steering Committee shall consider the designation of the Lead or Target within [ * ] thereafter and approve or give reasons for withholding the designation. A notice relating to a Lead shall summarize in writing the information set forth in Exhibit H and a notice relating to a Target shall summarize in writing the information set forth in Exhibit I.

(b) To exercise its Option Rights with respect to a Lead and/or Target, Serono must provide written notice to ZGEN by the [ * ] after the later of the day on which:

(i) the Steering Committee designates such Lead or Target; and

(ii) ZGEN gives Serono notice of a Definitive Response relating to the Gene.

[ * ]	Confidential Treatment Requested

Notwithstanding the foregoing, if [ * ] Definitive Response extends the period [ * ], then (A) ZGEN shall, pursuant to [ * ] at Serono’s request and subject to Serono’s agreement to exercise its Option Rights [ * ] determine whether it wishes to obtain a license for the Gene, and (B) the period for Serono’s exercise of its Option Rights shall be extended until the [ * ] after the day on which ZGEN gives Serono notice of a further Definitive Response with respect to such Gene.

(c) If Novo decides to exercise its right to license a Gene under the Novo Agreement, then Serono may exercise its Option Rights with respect to a Lead or a Target based on such Gene, but the territory for any resulting Co-Development/Co-Promotion and License Agreement or Exclusive License Agreement shall be restricted to the U.S.A. and the EX-U.S.A. If Novo does not exercise its right to license a Gene under the Novo Agreement, then Serono may exercise its Option Rights with respect to a Lead or a Target based on such Gene, but the territory for any resulting Co-Development/Co-Promotion and License Agreement or Exclusive License Agreement shall be worldwide.

(d) Serono may exercise its Option Rights with respect to any Gene by indicating that it wishes to exercise such rights for a Lead based on such Gene or a Target based on such Gene, or both. If Serono exercises such rights for both a Target and a Lead based on the same Gene, then ZGEN and Serono (or its designated Affiliate) will enter into two separate agreements, but the [ * ] under the agreement for the Target shall [ * ] against the [ * ] under the agreement for the Lead. If ZGEN and Serono (or its designated Affiliate) enter into an agreement with respect to a Target and subsequently enter into one or more agreements with respect to a Lead or a Target directed at developing licensed products that bind to or inhibit the activity of the Target that was the subject of the first agreement, then the [ * ] under all such agreements shall be deemed to be satisfied by the [ * ] any one of such agreements.

(e) Subject to Section 3.2.3 and Section 4.8, [ * ] after receipt of Serono’s notice exercising its Option Rights, ZGEN will notify Serono whether ZGEN and Serono (or its designated Affiliate) will enter into a Co-Development/Co-Promotion and License Agreement or an Exclusive License Agreement. Within [ * ] after receipt of Serono’s notice exercising its Option Rights, ZGEN shall provide Serono with a draft Co-Development/Co-Promotion and License Agreement or Exclusive License Agreement in the form set forth in Exhibit J or Exhibit K hereto, as applicable and incorporating the financial terms set forth in Subsection (f) below. ZGEN and Serono (or its designated Affiliate) shall negotiate, to the extent applicable, and execute and deliver such agreement within [ * ] of its receipt by Serono.

(f) Depending on whether the Gene is a Non-Core Gene or a ZGEN Core Gene, the financial terms for the draft Co-Development/Co-Promotion and License Agreement or Exclusive License Agreement described in Subsection (e) shall be the financial terms set forth in Exhibits D, F, E or G as indicated below:

	Co-Development/ Co-Promotion and License Agreement	Exclusive License Agreement
Non-Core Gene	Exhibit D	Exhibit E

ZGEN Core Gene	Exhibit F	Exhibit G

[ * ]	Confidential Treatment Requested

(g) If Serono does not exercise its Option Rights with respect to a Lead or Target in accordance with the terms and conditions set forth above, the parties shall have the Wind Down Rights and Obligations with respect to the related Gene.

5.3 Licenses to Third Parties

(a) Neither party will, without the prior written consent of the other party, grant to a Third Party a license or other rights with respect to a Gene under the Serono Enabling Technology, ZGEN Enabling Technology or Project Technology, as applicable, during the Evaluation Term or Research Term. Serono hereby consents to the grant by ZGEN of one or more licenses to Novo in accordance with the Novo Agreement and in accordance with Section 5.4.

(b) Except for ZGEN Core Genes [ * ], ZGEN and Serono shall share equally in remuneration for any of the Serono Enabling Technology, the ZGEN Enabling Technology or the Project Technology, respectively, licensed by ZGEN or Serono to a Third Party during the Evaluation Term or Research Term in accordance with Subsection (a). For the avoidance of doubt, [ * ] does not include the [ * ] paid to ZGEN under the [ * ].

5.4 Terms of the Novo Agreement

Serono acknowledges that, in certain circumstances outlined in the Novo Agreement, ZGEN will be obliged to grant licenses to Novo to develop and commercialize therapeutic products related to Genes. The foregoing licenses are to be on the terms outlined in the Novo Agreement and otherwise negotiated by ZGEN and Novo; provided, however, that ZGEN will consult with Serono with respect to any license of the [ * ] to Novo. The terms of any license with Novo related to Genes shall in no way be inconsistent with the terms of this Agreement and shall not in any way be deemed to modify the terms of this Agreement except as explicitly provided herein.

5.5 Designation of U.S.A. Vendor

Pursuant to any Co-Development/Co-Promotion and License Agreement entered into by Serono (or its designated Affiliate) and ZGEN pursuant to this Agreement or the Master

[ * ]	Confidential Treatment Requested

Agreement, either Serono (or its designated Affiliate) or ZGEN shall be designated the U.S.A. Vendor of a Licensed Product as follows (all capitalized terms used in this Section 5.5 and not defined in this Agreement are defined in the Co-Development/Co-Promotion and License Agreement):

(a) For Licensed Products with respect to which Serono has rights in the ROW, Serono shall be the U.S.A. Vendor of the [ * ] and ZGEN shall be the U.S.A. Vendor of the [ * ], unless the parties agree to depart from such [ * ] appointment, in which case the parties shall also agree on the impact [ * ] of such departure, i.e., whether a party loses the right to be a U.S.A. Vendor or [ * ] is restarted.

(b) For any Licensed Product with respect to which [ * ], Serono shall be the U.S.A. Vendor.

ARTICLE SIX

Right of Negotiation for an [ * ] Agreement

6.1 Negotiation Right

ZGEN shall not, at any time after the Effective Date of the Master Agreement and prior to the [ * ] of the Effective Date, enter into an agreement with a Third Party whereby the Third Party gains any rights to any of the [ * ] Gene, the [ * ] Protein, the [ * ] Gene, the [ * ] Protein, the [ * ] Gene or the [ * ] Protein in North America (but not rights that relate solely to (i) research purposes, (ii) a contract whose only purpose is to retain personnel to be utilized as a sales force (i.e., a contract for a contract sales organization), (iii) a contract with a Distributor or (iv) a manufacturing arrangement), without first providing Serono with a right to negotiate an [ * ] Agreement pursuant to Section 6.2 (the “Negotiation Right”).

6.2 Conduct of Negotiations

ZGEN shall notify Serono in writing of its desire to enter into an [ * ] Agreement with respect to any or all of the [ * ] Gene, the [ * ] Protein, the [ * ] Gene, the [ * ] Protein, the [ * ] Gene or the [ * ] Protein (the “Negotiation Notice”). If Serono exercises the Negotiation Right in writing within [ * ] following receipt of the Negotiation Notice:

(a) ZGEN shall provide to Serono, or otherwise make readily available to Serono, all material data that (i) relates to those of the [ * ] Gene, the [ * ] Protein, the [ * ] Gene, the [ * ] Protein, the [ * ] Gene and the [ * ] Protein that are the subject of the Negotiation Notice and (ii) is reasonably available to ZGEN and its Affiliates and necessary for Serono to evaluate such genes and proteins; and

(b) ZGEN and Serono shall exclusively negotiate in good faith for a period of up to [ * ] commencing on the date of the Negotiation Notice a definitive [ * ] Agreement relating

[ * ]	Confidential Treatment Requested

to those of the [ * ] Gene, the [ * ] Protein, the [ * ] Gene, the [ * ] Protein, the [ * ] Gene and the [ * ] Protein that are the subject of the Negotiation Notice. If, at the end of the [ * ] period, ZGEN and Serono are unable to agree on terms for a definitive [ * ] Agreement, ZGEN shall be free to initiate discussions and conclude an [ * ] Agreement with one or more Third Parties, with no further obligation to Serono under this Agreement with respect only to such of the [ * ] Gene, the [ * ] Protein, the [ * ] Gene, the [ * ] Protein, the [ * ] Gene or the [ * ] Protein that were the subject of the Negotiation Notice.

ARTICLE SEVEN

Payment

In partial consideration for ZGEN’s entering into this Agreement and granting the rights and licenses hereunder, Serono shall pay to ZGEN a fee of Twenty Million Dollars ($20,000,000) within thirty (30) days after the Effective Date. The foregoing fee shall be noncreditable against any other amounts payable by Serono to ZGEN hereunder.

ARTICLE EIGHT

Records, Reporting, Payment and Audits

8.1 Form of Payment; Currency Conversion

All monies due from one party to the other hereunder shall be paid in United States Dollars by wire transfer or other method designated from time to time by the receiving party. The rate of exchange to be used shall be the average rate of exchange for the thirty (30) days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate used by Serono for its own corporate consolidation purposes.

8.2 Late Payment

Without limitation on other available rights or remedies, all amounts payable under this Agreement will bear interest at the rate of one percent (1%) per month or the maximum legal rate, whichever is less, from the date due through the date of payment.

8.3 Records

Both Serono and ZGEN shall keep true and accurate records of revenues, deductions from revenue, expenses and employees’ time devoted to the collaborative effort undertaken pursuant to this Agreement and any Research Plan and Budget for a Gene, such that their Research Costs and Third Party Research Fees will be accurately accounted for and determined hereunder. All such records shall be retained for a period of at least two (2) years following the end of the calendar year to which they relate.

[ * ]	Confidential Treatment Requested

8.4 Audits

At the other party’s request, Serono and ZGEN shall permit the records kept and maintained pursuant hereto to be inspected at any time during regular business hours, but not more often than once per calendar year, by an independent public accountant appointed by the other party for this purpose and reasonably acceptable to the audited party. The independent public accountant shall report to the auditing party and the party under audit only its conclusions regarding the amount of the allowed costs or deductions and/or the payments due hereunder. The parties shall mutually determine a general strategy for such audit in advance of its conduct. Any such audit shall be at the expense of the party requesting the same, unless the audit concludes that, with respect to the period under audit, the party under audit overstated or understated any amounts to such an extent that a payment made or called for under this Agreement was more than five percent (5%) in error and in the favor of the party under audit, in which event if such conclusion is undisputed, the party under audit shall pay or reimburse the auditing party for the reasonable expenses of such audit. ZGEN and Serono agree that unless covered by one or more exceptions described in Sections 11.2(a) - (e), all information subject to audit under this Section 8.4 is confidential and that each Party shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article Eleven.

8.5 Payments Based on Audit Results

If the independent public accountant makes an undisputed determination that any amounts to be paid hereunder have been under-paid or over-paid, the party that benefited therefrom shall promptly make a payment to the other party such that all amounts paid hereunder shall conform to the amounts so determined to be payable.

8.6 Withholding

If any amounts are required to be withheld or any taxes are required to be paid on behalf of or with respect to any party hereto by reason of any payment to such party by the other party, the payor may withhold such amounts and make the tax payments so required. All such tax payments made on behalf of a party shall be considered to be paid to such party for purposes of this Agreement. The party withholding the same shall promptly secure and deliver to the other party appropriate official receipts for the taxes withheld and other documents necessary to enable such other party to claim appropriate foreign tax credits for such taxes paid.

ARTICLE NINE

Licenses

9.1 License to Serono

Subject to Section 9.5 and the terms of this Agreement, ZGEN hereby grants to Serono a nonexclusive license under the ZGEN IP to:

(a) evaluate the therapeutic utility of a protein expressed by a Non-Core Gene during the Evaluation Term; and

(b) perform Serono’s Research Tasks or perform research pursuant to Section 3.2.3 during the Research Term.

Unless separately licensed, Serono shall not use the ZGEN IP for any other purpose, including [ * ].

9.2 License to ZGEN

Subject to Section 9.5 and the terms of this Agreement, Serono hereby grants to ZGEN a nonexclusive license under the Serono IP to:

(a) evaluate the therapeutic utility of a protein expressed by a Gene during the Evaluation Term; and

(b) perform ZGEN’s Research Tasks during the Research Term.

Unless separately licensed, ZGEN shall not use the Serono IP for any other purpose, including [ * ].

9.3 Grant of Sublicenses and Use of Contractors

ZGEN and Serono shall each have the right to grant sublicenses under the licenses granted in Sections 9.1 and 9.2 respectively or otherwise use Contractors to perform this Agreement; provided that:

(a) any such sublicense or agreement shall be in writing and shall provide that:

(i) all intellectual property resulting from the sublicense or the Contractor’s activities is [ * ] (as the case may be);

(ii) the grant of further sublicenses or subcontracts is prohibited; and

(iii) its scope is limited to the performance of this Agreement; and

(b) the party granting the sublicense or entering the agreement with a Contractor shall not be relieved of its responsibilities and obligations hereunder.

9.4 Licenses from Third Parties

If ZGEN licenses, or has licensed, ZGEN Enabling Technology from a Third Party, ZGEN will notify Serono of any such licenses, and at the request of Serono and where permitted

[ * ]	Confidential Treatment Requested

by the Third Party Agreement, ZGEN will sublicense such rights to Serono for the sole purpose of evaluating the therapeutic utility of the proteins expressed by the Gene and performing Research Tasks or research pursuant to Section 3.2.3 relating to the Gene; provided that Serono [ * ] in connection with acquiring or exercising the sublicensed rights, which [ * ] if incurred in connection with the performance of Research Tasks. ZGEN shall be deemed not to Control the applicable ZGEN Enabling Technology contemplated by this Section 9.4 until [ * ] under this Section 9.4.

9.5 [ * ]

The license rights granted under Sections 9.1 and 9.2 shall not apply in the [ * ] until, on a Gene by Gene basis, the earlier of:

(a) [ * ] election to waive all [ * ] to license a Gene;

(b) the expiration of the period [ * ] to exercise its rights [ * ] to license a Gene; or

(c) [ * ] election to exercise its rights [ * ] to license a Gene for a field other than [ * ] and the expiration of [ * ] without [ * ] exercising its right [ * ] to take a license [ * ].

9.6 No Other Rights

Except for the rights expressly granted under this Article Nine, Article Five and Article Six, no right, option or license is granted or implied to Serono or ZGEN under any patent or other intellectual property or to any other product, in any field, or in any geographic territory. Neither party makes any grant of rights by implication.

9.7 Use of Names, Trade Names and Trademarks

Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising or other promotional activities any name, trade name, trademark or other designation of the other party hereto, any of its Affiliates or of any of its licensors under any Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

[ * ]	Confidential Treatment Requested

ARTICLE TEN

Intellectual Property Ownership, Prosecution and Enforcement

10.1 Intellectual Property Ownership

ZGEN shall own any and all intellectual property covering ZGEN IP, Serono shall own any and all intellectual property covering Serono IP, and ZGEN and Serono shall jointly own any and all intellectual property covering Joint Project Technology, in each case subject to the licenses granted hereunder. Regardless of where an invention is discovered, developed or otherwise generated and regardless of the laws of the country in which the patent application is filed, laws of the United States shall apply to determine inventorship hereunder.

10.2 Patent Contacts for Gene

Each party shall designate its initial Patent Contact within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such designation. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Patent Contact. The Patent Contacts shall have the responsibilities set forth in Section 10.3.3.

10.3 Prosecution and Maintenance

10.3.1 ZGEN IP

ZGEN shall be solely responsible, as it shall determine in its sole discretion and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any ZGEN IP (other than ZGEN’s interest in Joint Project Technology, which is addressed in Section 10.3.3), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

10.3.2 Serono IP

Serono shall be solely responsible, as it shall determine in its sole discretion and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any Serono IP (other than Serono’s interest in Joint Project Technology, which is addressed in Section 10.3.3), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

10.3.3 Joint Project Technology

ZGEN and Serono shall share responsibilities and decision making with regard to patent matters relating to Joint Project Technology and shall share the costs of filing, prosecution, oppositions, appeals, reexaminations, reissues, revocations, interferences, other administrative proceedings and maintenance with respect thereto on a fifty/fifty (50/50) basis. The Patent

Contacts shall be responsible for assigning specific tasks to each of the parties for the filing and prosecution of any and all patent applications, for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings, and for the maintenance of any available patent protection with respect to any Joint Project Technology.

10.3.4 Patent Prosecution Party’s Efforts

(a) The “Patent Prosecution Party” means:

(i) with respect to patents and patent applications within the ZGEN IP (other than Joint Project Technology), ZGEN;

(ii) with respect to patents and patent applications within the Serono IP (other than Joint Project Technology), Serono; and

(iii) with respect to patents and patent applications within the Joint Project Technology, the party appointed by the Patent Contacts on a patent-by-patent basis.

(b) For each patent application, patent and proceeding described in this Section 10.3, the Patent Prosecution Party shall exert its Reasonable Commercial Efforts, consistent with its customary practices with respect to its own activities. However, with respect to Joint Project Technology, the Patent Prosecution Party shall:

(i) deliver to the other party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office; and

(ii) take the other party’s comments and suggestions, if any, into consideration when framing responses and submissions to patent offices.

The Patent Prosecution Party shall have no obligation to solicit comments or suggestions from the other party and shall have final authority over patent strategy, including selection of jurisdictions in which to file patent applications and the content of responses and submissions to patent offices.

10.4 Defense and Enforcement Actions

During the Term, each party shall, as soon as reasonably practicable after it becomes aware of the relevant event, notify the other party of:

(a) any attack on the validity or enforceability of the Serono Enabling Technology, ZGEN Enabling Technology or Project Technology;

(b) any infringement or misappropriation of the Serono Enabling Technology, ZGEN Enabling Technology or Project Technology; or

(c) any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 claiming that any patent within the Serono Enabling Technology, ZGEN Enabling Technology or Project Technology, is invalid or that infringement of any such technology will not arise from the manufacture, use or sale of any product by a Third Party.

The Patent Prosecution Party shall have the sole right to respond to the applicable event listed in Section 10.4. However, the parties may, on the recommendation of the Patent Contacts and with the consent of the Patent Prosecution Party, decide to pursue the Third Party jointly under mutually agreeable conditions but, except where a party has an interest in Joint Project Technology, the other party shall have no right under this Agreement to intervene if the Patent Prosecution Party fails to take action in connection with an event listed in this Section 10.4. In the case where an event listed in this Section 10.4 relates to Joint Project Technology, if the Patent Prosecution Party for the relevant patents fails to take reasonable action within ninety (90) days after receiving notice of the claim (or twenty-one (21) days after the filing date with respect to an event listed in Section 10.4(c)), then the other party shall have the right to take such action, by counsel of its own choice and at its own expense. Each party shall provide reasonable cooperation and assistance as may be reasonably requested by the party taking any action pursuant to this Section 10.4. For the sake of clarity, the other party shall have no right to intervene if the patent owner or Patent Prosecution Party fails to take action in connection with any patent that does not relate to Joint Project Technology.

ARTICLE ELEVEN

Confidentiality; Materials; Publicity

11.1 Confidentiality and Non-Use

During the Term and for a period [ * ] thereafter each party shall maintain the other party’s Information as confidential, using the same degree of care it uses to protect its own confidential information. During the Term and at all times thereafter, neither party shall use the other party’s Information, except for the activities contemplated by this Agreement.

11.2 Exceptions

The obligations of Section 11.1 shall not apply to Information that:

(a) was known by the receiving party or its Affiliates prior to disclosure by the disclosing party, as evidenced by prior written records;

(b) becomes part of the public domain through no fault of the receiving party or its Affiliates;

(c) was obtained, on a non-confidential basis, by the receiving party or its Affiliates from a Third Party having no direct or indirect obligation of confidentiality to the disclosing party or its Affiliates;

[ * ]	Confidential Treatment Requested

(d) was disclosed by the disclosing party to a Third Party on a non-confidential basis; or

(e) is developed by the receiving party or its Affiliates independently of disclosures made hereunder, as evidenced by written records.

11.3 Permitted Disclosures

Notwithstanding Section 11.1, Serono and ZGEN shall each be permitted to disclose the other party’s Information:

(a) to its Affiliates, Contractors and sublicensees, or prospective Affiliates, Contractors or sublicensees, and its licensors under Third Party Agreements, who are subject to confidentiality requirements at least as stringent as those contained herein;

(b) to its employees, and employees of its Affiliates, Contractors or sublicensees who require the same for the purposes contemplated by this Agreement, and who are subject to confidentiality requirements at least as stringent as those contained herein;

(c) to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application with respect to any Patent Rights in accordance with Article Ten;

(d) in support of or in connection with any actions to defend or enforce any Patent Rights in accordance with Article Ten;

(e) if such disclosure is required to meet the requirements of any stock exchange or stock market or securities laws or regulations to which either party may be subject;

(f) if such disclosure is required by any order of a court or other governmental authorities of competent jurisdiction, but only after having provided the other party with written notice within a period sufficiently prior to such disclosure to permit the other party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure is covered by conditions of confidentiality; or

(g) to Novo in accordance with the Novo Agreement provided such disclosure is covered by obligations of confidentiality.

11.4 Materials; Permitted Uses

Any Materials transferred by one party to the other pursuant to this Agreement shall be used by the receiving party and its Affiliates, Contractors and sublicensees solely for the purposes contemplated by and in accordance with this Agreement. Any Affiliate, Contractor or sublicensee shall be bound by terms at least as stringent as the confidentiality and non-use obligations hereunder with respect to such Materials. Any person using Materials on behalf of the receiving party will be advised of, and is subject to, the terms of this Section 11.4.

11.5 Publications

Each party agrees that the parties’ personnel involved in a Research Project, separately, together or with other authors, shall be permitted to present at symposia and national or regional professional meetings, and to publish in journals, theses, dissertations or otherwise the results of the Research Project. The foregoing permission is subject to each party’s right (via the relevant Research Leader) to receive copies of any proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other Third Party. The foregoing right shall lapse as to publications relating to a Gene as to which the Wind Down Rights and Obligations apply. Each party shall have [ * ] after receipt of said copies to object to such proposed presentation or proposed publication either:

(a) because there is subject matter that either party desires [ * ] to [ * ] of this Agreement; or

(b) because there is [ * ] which needs [ * ].

If either party makes an objection under Subsection (a) above, such subject matter shall remain subject to Article Eleven and shall not be published or otherwise disclosed without the written consent of both parties. If either party makes an objection under Subsection (b) above, the parties shall negotiate a mutually acceptable version, and both parties and such other authors (if any) shall withhold such subject matter from such publication or presentation until [ * ] or, if earlier, the date [ * ] from the date of receipt of such objection from either party.

11.6 Obligations of Confidentiality to Third Parties

Nothing herein or otherwise shall require any party to disclose information with respect to which such party has an obligation of confidentiality to a Third Party, but each party will exert its Reasonable Commercial Efforts to bring to the attention of the Steering Committee any such Third Party restrictions as may be relevant hereunder.

ARTICLE TWELVE

Representations, Warranties and Covenants

12.1 Representations, Warranties and Covenants of Serono

Serono hereby makes in favor of ZGEN the representations, warranties and covenants set forth below.

12.1.1 Organization and Good Standing

Serono is a corporation duly organized, validly existing and in corporate good standing under the laws of Switzerland and has the corporate and legal right, title, authority and power to enter into and to perform this Agreement.

[ * ]	Confidential Treatment Requested

12.1.2 Enforceability; Authority and No Current Conflicts

This Agreement is a legal and valid obligation binding upon Serono and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. Serono has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of Serono’s obligations under this Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which Serono is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

12.1.3 Invention Agreements With Personnel

Serono and its Affiliates have in place with all of their officers and employees who will perform this Agreement written agreements in proper form and substance requiring the assignment to Serono or such Affiliate of all inventions made during the course of their employment by Serono or such Affiliate and requiring such individuals to maintain the confidentiality of Serono’s or such Affiliate’s own information and information that is entrusted to Serono or such Affiliate in confidence by others.

12.1.4 No Future Conflicts

Serono will not during the Term enter into any agreements, contracts, commitments or other arrangements that could prevent Serono from meeting its obligations hereunder.

12.1.5 Compliance With Laws

Serono will comply and will require its Affiliates, Contractors and sublicensees to comply with all applicable laws and regulations in connection with the performance of Serono’s obligations and other activities pursuant to this Agreement; all applicable rules and regulations relating to the use of Materials, including those relating to the use of human and animal subjects or recombinant DNA; and all laws and regulations of Switzerland and any other relevant country concerning any export or other transfer of technology, services or products.

12.1.6 Authority to License

Serono has the right, power and authority to grant the rights and licenses granted by Serono herein.

12.2 Representations, Warranties and Covenants of ZGEN

ZGEN hereby makes in favor of Serono the representations, warranties and covenants set forth below.

12.2.1 Organization and Good Standing

ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington, U.S.A., and has the corporate and legal right, title, authority and power to enter into and to perform this Agreement.

12.2.2 Enforceability; Authority and No Current Conflicts

This Agreement is a legal and valid obligation binding upon ZGEN and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. ZGEN has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of ZGEN’s obligations under this Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which ZGEN is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

12.2.3 Invention Agreements With Personnel

ZGEN and its Affiliates have in place with all of their officers and employees who will perform this Agreement written agreements in proper form and substance requiring the assignment to ZGEN or such Affiliate of all inventions made during the course of their employment by ZGEN or such Affiliate and requiring such individuals to maintain the confidentiality of ZGEN’s or such Affiliate’s own information and information that is entrusted to ZGEN or such Affiliate in confidence by others.

12.2.4 No Future Conflicts

ZGEN will not during the Term enter into any agreements, contracts, commitments or other arrangements that could conflict with the Option Rights or Negotiation Right or otherwise prevent ZGEN from meeting its obligations hereunder.

12.2.5 Compliance With Laws

ZGEN will comply and will require its Affiliates, Contractors and sublicensees to comply with all applicable laws and regulations in connection with the performance of ZGEN’s obligations and other activities pursuant to this Agreement; all applicable rules and regulations relating to the use of Materials, including those relating to the use of human and animal subjects or recombinant DNA; and all laws and regulations of the U.S.A. and any other relevant country concerning any export or other transfer of technology, services or products.

12.2.6 Authority to License

ZGEN has the right, power and authority to grant the rights and licenses granted by ZGEN herein. As of the Effective Date, ZGEN has not, [ * ], granted any Third Party a right to commercialize a product based on a Gene or a protein expressed by such Gene covered by Patent Rights claiming such Gene or protein expressed by such Gene, except:

(a) for rights under the Novo Agreement or License Agreements entered into pursuant thereto.

(b) for rights to commercialize that have expired or terminated; or

(c) pursuant to currently effective agreements listed on Exhibit O with respect to the Genes and in the fields described on Exhibit O.

12.3 Materials

ANY MATERIALS PROVIDED OR TO BE PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE TRANSFERRED BETWEEN THE PARTIES “AS IS” AND WITH ALL FAULTS. NEITHER SERONO NOR ZGEN MAKES ANY WARRANTY OR REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE MATERIALS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY USE OF MATERIALS, OR ANY LOSS THAT MAY ARISE FROM SUCH USE.

12.4 Warranty Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE ZGEN IP, SERONO IP, JOINT PROJECT TECHNOLOGY, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PATENTABILITY OR VALIDITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

12.5 No Use in Humans

In no event shall a party perform studies or trials in humans relating to the evaluation of a Gene or a Research Project.

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ARTICLE THIRTEEN

Indemnification; Insurance

13.1 Indemnification

13.1.1 Matters Covered

Each party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party and its Affiliates, Contractors and sublicensees and their respective directors, employees and agents (the “Indemnified Parties”) from and against any and all Liabilities to the extent they arise out of:

(a) Third Party claims or actions for personal injury or property damage to the extent such injury or damage is attributable to matters within the scope of the Indemnifying Party’s responsibilities or allocated tasks hereunder;

(b) Third Party claims or actions arising from the conduct of any Research Tasks by or for the Indemnifying Party; or

(c) Third Party claims or actions arising in connection with any breach of this Agreement by the Indemnifying Party, including a breach of any warranties, representations or covenants made by the Indemnifying Party hereunder.

13.1.2 Exclusions

The Indemnifying Party will not be required to defend, indemnify or hold harmless any Indemnified Party from any Liabilities to the extent they result from:

(a) Third Party claims or actions arising from the negligence or willful malfeasance of any Indemnified Party;

(b) Third Party claims or actions arising from any breach of this Agreement, including the representations, warranties and covenants set forth herein, by, if Serono is the Indemnifying Party, ZGEN and, if ZGEN is the Indemnifying Party, Serono; or

(c) any settlement or admission of liability made or purported to be made by any Indemnified Party without the Indemnifying Party’s prior written approval.

13.2 Defense of Claims

13.2.1 Provision of Attorney

The Indemnifying Party agrees, at its own expense, to provide attorneys to defend against any claims or actions brought or filed against the Indemnified Parties with respect to the subject of the indemnity contained in Section 13.1, whether or not such claims or actions are rightfully brought or filed.

13.2.2 Notice

An Indemnified Party seeking indemnification hereunder shall notify the Indemnifying Party in writing promptly after the assertion of any claim within the scope of the Indemnifying Party’s indemnity obligation hereunder; provided, however, that the failure or delay so to notify the Indemnifying Party shall not relieve it of any obligation hereunder except to the extent that the Indemnifying Party demonstrates that such failure or delay adversely affected its ability to defend or resolve such claim.

13.2.3 Tender of Defense

An Indemnified Party seeking indemnification hereunder shall tender to the Indemnifying Party the right to control the defense of the relevant claim or action, including any decisions regarding the settlement or disposition thereof; provided, however, that

(a) The Indemnifying Party shall not settle any claim or action in a way that prejudices or adversely impacts an Indemnified Party without the prior approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed;

(b) If the defendants in any claim or action include both the Indemnifying Party and the Indemnified Party, and either of them concludes that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the other party, the party so concluding shall:

(i) have the right to select separate counsel to participate in the defense of the claim or action on its behalf; and

(ii) bear the cost and expense of such separate defense, unless, and to the extent, the parties otherwise agree or it is determined pursuant to Article Fifteen that such cost and expense are or were required to be indemnified by the Indemnifying Party hereunder and are or were required to be incurred separately due to such different, additional or inconsistent defenses; and

(c) If the Indemnifying Party determines not to defend the claim or action, or otherwise fails to do so diligently, the Indemnified Party shall have the right to maintain the defense of such claim or action and the Indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees, experts’ fees and other costs of defense at any stage of the proceedings).

13.2.4 Assistance

Either Serono or ZGEN, as applicable, shall provide, and shall cause any Indemnified Party to provide, reasonable assistance to the Indemnifying Party in the defense, settlement or other disposition of a claim or action, including by making available all pertinent information and personnel under its control to the Indemnifying Party.

13.3 Insurance

Each party shall obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other party hereto, insurance in the amount of [ * ] Dollars ($[ * ]) covering its indemnification obligations. It is understood that such insurance shall not be construed to limit a party’s liability with respect to indemnification obligations under this Article Thirteen. Each party shall, except to the extent self insured, provide to the other party upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Article Thirteen. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other party.

ARTICLE FOURTEEN

Term and Termination

14.1 Term

This Agreement shall be effective for the period (“Term”) starting on the Effective Date and, unless terminated earlier in accordance with this Agreement, ending on the later of:

(a) the expiration of the last to expire of any Evaluation Term; and

(b) the expiration of the last to expire of any Research Term.

14.2 Termination for Material Breach

Serono and ZGEN shall have the right to terminate this Agreement, including the Option Rights, Negotiation Right and licenses granted herein, in the event that any material term or condition of this Agreement is breached by the other party, and such breach is not remedied within a period of [ * ] after the other party’s receipt of written notice of such breach. If a material breach is corrected within the [ * ] period, this Agreement and the rights granted hereunder shall continue in full force and effect.

14.3 Termination Upon Serono’s Bankruptcy

This Agreement will automatically terminate if Serono becomes insolvent, makes an assignment for the benefit of its creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such a petition filed against it and any such event shall have continued for [ * ] undismissed or undischarged.

14.4 No Termination Upon ZGEN’s Bankruptcy

All rights and licenses granted under or pursuant to this Agreement by ZGEN to Serono are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States

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Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties agree that Serono, as a recipient of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGEN under the Bankruptcy Code that is not dismissed within [ * ] after it is filed, either the expiration of the Evaluation Terms with respect to the ZGEN Core Genes or the exercise by ZGEN of its right to opt out of research for which a Collaboration Election was made shall be deemed to have occurred, as applicable. The parties also further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGEN under the Bankruptcy Code that is not dismissed within [ * ] after it is filed, Serono shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Serono:

(a) upon written request therefor by Serono, unless ZGEN elects to continue to perform all of its obligations under this Agreement; or

(b) if not delivered under Subsection (a) above, upon the rejection of this Agreement by or on behalf of ZGEN and written request therefor by Serono.

Following the commencement of such a bankruptcy proceeding and so long as such proceeding continues, ZGEN will not, without Serono’s prior written consent, sell, transfer, assign or otherwise dispose of, or purport to sell, transfer, assign or otherwise dispose of, any right, title or interest in, to or under the ZGEN IP related to any Gene.

14.5 Termination of License With Respect to Contested Patent Rights

Either ZGEN, as the licensor of ZGEN IP under this Agreement, or Serono, as the licensor of Serono IP under this Agreement, may at its option terminate the Option Rights, Negotiation Right and its licenses to the other party under this Agreement to the extent covering any of the licensor’s Patent Rights as to which the other party hereto commences any action or asserts any formal position in any forum (including a court, a patent office, or an arbitral tribunal, and whether in the form of petitions for declaratory relief, claims, counterclaims, defenses, interferences, petitions for reexamination, oppositions or otherwise) that such Patent Right is invalid or unenforceable.

14.6 Consequences of Expiration and Termination

14.6.1 Accrued Rights

Expiration or termination of this Agreement shall not affect the parties’ rights and obligations that have accrued as of the expiration or termination date, including the parties’ obligations to bear Research Costs incurred prior to the effectiveness of the expiration or termination.

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14.6.2 Surviving Provisions

The parties’ rights and obligations under Sections 4.5 and 5.5 and those provisions of Articles Eight, and Eleven, and Articles Thirteen through Sixteen that by their context are intended to survive termination or expiration, shall so survive.

14.6.3 Cumulative Remedies

Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the party giving notice of termination may have at law, in equity or otherwise, including rights under the Bankruptcy Code.

ARTICLE FIFTEEN

Dispute Resolution

15.1 Cooperative Decision Making

15.1.1 General Rule

Subject to Section 15.4, the parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Steering Committee. Accordingly any disputes, controversies or claims (each a “Dispute”) arising out of or relating to this Agreement shall be first referred to the Steering Committee by either party at any time after such Dispute has arisen; provided, however, that any Dispute relating to the determination of validity of a party’s Patent Rights or other issues relating solely to a party’s intellectual property may only be determined in accordance with Section 15.4 hereof.

15.1.2 Resolution by Senior Executives

If a decision cannot be made in accordance with Section 15.1.1 by the Steering Committee within [ * ] of being requested by a party to do so or the Steering Committee is unable to resolve a Dispute among its members, any two (2) members of the Steering Committee may institute the procedure described in this Article Fifteen. In such circumstances, a summary of the unresolved Dispute will be provided in writing to the parties’ respective Senior Executives. If either party has not then designated any Senior Executives, such summary shall be provided to such party’s CEO with a request that one or more Senior Executives be appointed. The CEO shall within [ * ] appoint such party’s Senior Executive(s) and forward the summary to them. The parties’ respective Senior Executives shall discuss the unresolved Dispute, and shall meet with respect thereto if one or more of them believes a meeting or meetings to be useful.

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15.1.3 Escalation to CEOs

If the Senior Executives do not resolve the matter within [ * ] following the receipt by them (or by the CEO for either or both of them, as described above) of the summary of the unresolved Dispute (or such lesser or longer period as they may agree is a useful period for their discussions), then any one or more of the Senior Executives may institute a formal review of such matter by the parties’ CEOs pursuant to Section 15.2.

15.2 Review by CEOs

15.2.1 Matters Referred to CEOs

Any Dispute that cannot be resolved pursuant to Section 15.1, shall be referred for review by the parties’ respective CEOs.

15.2.2 Resolution by CEOs

A summary or summaries of the Dispute will be provided in writing by the Senior Executives to the parties’ respective CEOs. The CEOs shall discuss the Dispute, and shall meet with respect thereto if either of them believes a meeting or meetings to be useful.

15.2.3 Escalation to Arbitration

If the CEOs do not resolve the Dispute [ * ] (or such lesser or longer period as they may agree is a useful period for their discussions), then (except as provided in Section 15.4) then either party may submit any Disputes with respect to the interpretation or potential breach, termination or invalidity of this Agreement to federal court pursuant to Section 15.4 and may submit any other Disputes to arbitration pursuant to Section 15.3.

15.3 Arbitration

15.3.1 Matters to be Arbitrated

Subject to Section 15.4, should the parties fail to reach agreement with respect to a Dispute, then the Dispute will be determined by arbitration in accordance with this Section 15.3.

15.3.2 Venue, Rules and Applicable Law

[ * ] shall be the venue for the arbitration, which shall be conducted in accordance with the Non-Administered Arbitration Rules & Commentary (Revised 2000) of the CPR Institute for Dispute Resolution. Any arbitration pursuant to this Section 15.3 will be governed by the substantive laws of [ * ] applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act -33- 34 (9 U.S.C. § 1 et seq.). Judgment upon the award rendered by the tribunal may be entered

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by any court having jurisdiction thereof. The statute of limitations of [ * ] applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 15.3, except that no defenses will be available based upon the passage of time during any negotiation required pursuant to this Article Fifteen.

15.3.3 Composition of Tribunal

The arbitration shall be conducted before a tribunal of three (3) independent and impartial arbitrators, one of which will be appointed by each of ZGEN and Serono, and the third of which shall be appointed by agreement of both parties and shall have had both training and experience as a mediator of pharmaceutical industry licensing and other general commercial matters. If the parties to this Agreement cannot agree on the third arbitrator, then the third arbitrator will be selected by the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence.

15.3.4 Tribunal’s Jurisdiction

The tribunal may decide any issue as to whether, or as to the extent to which, any Dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The tribunal must render its award in a writing, which writing must include an explanation of the reasons for such award.

15.3.5 Costs

All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the tribunal in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties.

15.3.6 Continuing Performance

Pending the award of the arbitration tribunal, the parties shall continue to perform their respective obligations under this Agreement.

15.3.7 Equitable Remedies

Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process or the deliberation and award of the arbitration tribunal.

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15.4 Matters to Proceed to Court

Notwithstanding the foregoing, any Dispute relating to the determination of validity of a party’s Patent Rights or other issues relating solely to a party’s intellectual property and any Dispute with respect to the interpretation or potential breach, termination or invalidity of this Agreement, including potential breach of the representations, warranties and covenants made hereunder, shall be submitted exclusively to the [ * ] court [ * ], and the parties hereby consent to the jurisdiction and venue of such court.

ARTICLE SIXTEEN

General

16.1 Entire Agreement

Except for the Master Agreement and the agreements referenced therein, this Agreement, together with all of the Exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements, term sheets, summaries, understandings or arrangements relating to the subject matter hereof, including the NDA.

16.2 No Drafting Party; Legal Counsel

This Agreement has been submitted to the scrutiny of, and has been negotiated by, both parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any party or its counsel.

16.3 Controlling Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws, except that the issues of patentability, validity, enforceability and scope of any Patent Rights shall be determined according to the patent laws of the country in which the particular Patent Rights are pending or granted.

16.4 Notices

All notices, reports and other communications by ZGEN or Serono to the other under this Agreement shall:

(a) be in writing in the English language;

(b) refer specifically to this Agreement; and

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(c) be sent by electronic or facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery, in each case to the respective address specified below (or to such updated address as may be specified in writing to the other party from time to time).

If to Serono:

Serono S.A.

c/o Serono International S.A.

15 bis, Chemin des Mines

Case Postale 54

CH-1211 Geneve 20

Switzerland

Attn: General Counsel

FAX: 41-22-739-3070

If to ZGEN:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

U.S.A.

Attn: Senior Vice President,

  Intellectual Property and Legal Affairs

FAX: (206) 442-6678

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

16.5 Force Majeure

If either party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government, fire, acts of terrorism, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of raw materials, then such party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the party claiming force majeure shall promptly notify the other party of the existence of such force majeure, shall use Reasonable Commercial Efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

16.6 Assignability

(a) Except an assignment that:

(i) does not relieve the assigning party of any of its responsibilities or obligations hereunder and in which the assignee agrees to be bound by all obligations of the assigning party under this Agreement; and

(ii) is made in connection with the transfer of all or substantially all of the assets of a party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses to a single buyer or pursuant to a merger or other corporate reorganization, neither this Agreement nor any right herein granted may be assigned by either party to any Affiliate or Third Party, without the prior, express written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other party’s consent shall be void and shall constitute a material breach of this Agreement.

(b) Notwithstanding Subsection (a), a party may assign its rights and interests under this Agreement to an entity that is its Affiliate as of the date of such assignment; provided that such assignment does not relieve the assigning party of any of its responsibilities or obligations hereunder and the assignee agrees to be bound by all obligations of the assigning party hereunder, including the obligations set forth in this Section 16.6.

(c) A sale or transfer of the ownership or control of a party or any of its Affiliates to whom it has assigned its rights or interest under this Agreement as provided herein other than in connection with the transfer of all or substantially all of the assets of the party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses shall be deemed to be a prohibited assignment under this Section 16.6.

16.7 Amendments and Waivers

No terms or provisions of this Agreement shall be modified by any prior or subsequent statement, conduct or act of either of the parties, whether oral or written, except that the parties may amend this Agreement by written instruments specifically referring to, and executed in the same manner as, this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

16.8 Severability

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law:

(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and

(b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

To the extent permitted by applicable law, ZGEN and Serono hereby waive their right to enforce any provision of law that would render any provision hereof prohibited or unenforceable in any respect. If the terms and conditions of this Agreement are materially altered as a result of this Section 16.8, the parties shall attempt to renegotiate the terms and conditions of this Agreement, in good faith, to resolve any inequities.

16.9 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

16.10 Relationship

This Agreement shall not create any employer-employee relationship between ZGEN and Serono, nor shall it be deemed to establish a joint venture or partnership between ZGEN and Serono. Neither party shall at any time enter into or incur, or hold itself out to Third Parties as having the authority to enter into or incur, on behalf of the other party, any commitment, expense or liability whatsoever.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the Effective Date.

SERONO S.A.

By:	/s/ Leon Bushara
Leon Bushara
Its:	Authorized Representative

ZYMOGENETICS, INC.

By:	/s/ Fredrik Henell
Fredrik Henell
Its:	Senior Vice President, Business Development